UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-52132

                           NOTIFICATION OF LATE FILING

(Check One): [_] Form 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q
             [_] Form 10-D  [_] Form N-SAR [_] Form N-CSR

                        For Period Ended: March 31, 2008
                                          --------------

             [_]  Transition Report on Form 10-K

             [_]  Transition Report on Form 20-F

             [_]  Transition Report on Form 11-K

             [_]  Transition Report on Form 10-Q

             [_]  Transition Report on Form N-SAR
                  For the Transition Period Ended:____________________

Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I --REGISTRANT INFORMATION

Dragon Acquisition Corporation
------------------------------------------------------------------------
Full Name of Registrant

------------------------------------------------------------------------
Former Name if Applicable

c/o Nautilus Global Partners, 700 Gemini Street, Suite 100
------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Houston, TX  77056
------------------------------------------------------------------------
City, State and Zip Code

PART II --RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III --NARRATIVE

State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The registrant requires additional time to complete the presentation and filing of it's Form 10Q for the period ended March 31, 2008. The Registrant intends to file its Form 10-Q Quarterly Report within the time period provided by the filing of this extension.

PART IV --OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Joseph Rozelle             (281)                     488-3883
     --------------------       -----------             ------------------
           (Name)                (Area Code)            (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify report(s).        [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Dragon Acquisition Corporation
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date May 15, 2008                   By: /s/ Joseph R. Rozelle
                                        ----------------------------------
                                        Joseph R. Rozelle
                                        Chief Executive Officer